The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Extraordinary Meeting of Shareholders Supplementary Documents To our shareholders with Voting Rights: Business Integration with The Hachijuni Bank, Ltd. THE NAGANO BANK, LTD. Securities Code: 8521

“From competition to co-creation” Table of Contents 1. Outline of the Business Integration 2. Background of the Business Integration 3. Basic Principle and Purpose of the Business Integration 4. Expected Synergies from the Business Integration 5. Business Integration Q&A

1. Outline of the Business Integration Hachijuni Bank and Nagano Bank (the “Banks”) will integrate business in June 2023 and promote discussions and reviews towards early merger after the business integration. Format and Schedule of the Business Integration The Banks will execute the business integration (become a corporate group) on June 1, 2023, through a share exchange with Hachijuni Bank as the wholly-owning parent company and Nagano Bank as the wholly-owned subsidiary (Note). The Banks will promote discussions and reviews with the basic policy to merge promptly after the business integration. (Note) Subject to obtaining the approval by the Meeting of the General Shareholders of Nagano Bank and obtaining the necessary permits and approvals by relevant authorities for implementing the Business Integration. June 2023: Business integration (planned) The Hachijuni Bank, Ltd. The Nagano Bank, Ltd. The Hachijuni Bank, Ltd. Subsidiaries (12) The Nagano Bank, Ltd. Subsidiaries (2) Early merger after the business integration (planned) Surviving Bank after Merger Subsidiaries (14) January 20, 2023 : Execution of the Share Exchange Agreement and Business Integration Agreement March 24, 2023 (planned) : Extraordinary Meeting of the Shareholders of Nagano Bank May 30, 2023 (planned) : Delisting of Nagano Bank June 1, 2023 (planned) : Business integration (become wholly-owned parent and subsidiary) Share Exchange Ratio For each share of common stock of Nagano Bank, 2.54 shares of common stock of Hachijuni Bank will be allotted (Note). (Note) Please refer to the timely disclosure material submitted to the Tokyo Stock Exchange for details. Share Exchange Ratio The Hachijuni Bank, Ltd. The Nagano Bank, Ltd. 1 2.54 2

2. Background of the Business Integration As the financial and economic environment surrounding the Banks is expected to become increasingly difficult due to factors including the prolonged low-interest rate environment, the Banks are expected to provide detailed functions and services, expand to new business fields, and develop technologies suited during and after the COVID-19 pandemic and for digitalization. Accordingly, the role of the Banks in the regional community will become increasingly important. The Banks concluded that the best option for contributing to the advancement of stakeholders is to join forces under the shared mission of regional development to build a sound management foundation, reinforce financial intermediation functions, and establish a sustainable business model. Therefore, the Banks agreed to execute the business integration. Management Philosophy of the Banks The Hachijuni Bank, Ltd. Stick firmly to sound banking principles, thereby contributing to the development of the regional community The Nagano Bank, Ltd. Do our best for the happiness and prosperity of our customers, shareholders, and employees Change in Environment Change in demographics from the decrease in birth rate and an aging population Diversified needs of customers due to the development of digital technologies and decarbonization Contraction of interest rate spread between deposits and loans caused by the prolonged low-interest rate environment Change in a competitive environment with entry from other industries Expectations for the Banks Stable management Provision of detailed functions and services Expansion to new business fields Corresponding to the transformation of the social structure during and after the COVID-19 pandemic Support for GX and DX initiatives The Banks with a common mission are to join forces to become a new banking group that can grow with the regional community 3

3. Basic Principle and Purpose of the Business Integration The Banks will promote Business Integration under the assumption of equal footing, realize quick integration, and combine the expertise, relationships, and human assets of the Banks to transform into a bank that can grow with the region by providing better value to customers, the regional community, shareholders, employees, etc. Prompt integration of the Banks: “From competition to co-creation” Know-how Relationships Human resources Provide better value Customers Community Shareholders Employees, etc. 4

4. Expected Synergies from the Business Integration (1) 1 Utilization of human capital and transformation of corporate culture The Banks will transform their corporate culture to respond to the change of times, with maximum utilization of human capital, the driver of our growth and development. Utilization of human capital and transformation of corporate culture Training Optimal resource allocation Diversity & Inclusion Attracting talent Joint events Resource exchange Joint training Career development Corporate culture that encourages taking on challenges Growth and satisfaction Grow with the regional community Respond to changing times Early integration Become a new banking group Initiatives to integrate human resources Reallocation to growth areas Workstyle reform / promotion of participation by diverse human resources Strengthening recruitment of new and experienced hires by enhancing the brand Support for autonomous career development External training/secondment to specialist areas Human resource operation with consideration to career and life planning 5

4. Expected Synergies from the Business Integration (2) 2 Enhancement of financial intermediation functions and financial services By combining the Banks’ expertise, data, and networks and utilizing the group functions, we will strengthen support for core business and promote the development and growth of regional industries. In addition, the Banks will improve the convenience of various services by expanding digital channels and services and providing services corresponding to their customers’ needs. The Hachijuni Bank, Ltd. The Nagano Bank, Ltd. Provide financial services Provide diverse consulting products Provide services in new business fields Utilize group functions Utilize expertise and networks of the Banks Customers Regional community Corporate customers and business owners Provide financial services that contribute to regional industry vitalization Share management issues and support resolution/growth Support business succession and M&A, etc., according to the business lifecycle Development and growth of the regional community Support resolution of issues for the regional community, including with support for DX, GX, industry development, and support for entrepreneurship Resolve issues together with regional stakeholders in a comprehensive manner and co-create, etc. Retail customers Support asset formulation suited to the life stage Support succession of important assets Provide lifestyle-supporting services, etc. 6

4. Expected Synergies from the Business Integration (3) 3 Enhancing expansion of business fields The Banks will contribute to the further development of regional industries and the improvement of residents’ quality of life by consolidating our human assets, data, and expertise to enhance comprehensive financial services, while also expanding new business fields that resolve regional issues. Develop new business Expand business fields Diversify business Total financial service Deepen lifestyle supporting business Utilize human capital Provide fundamental services Regional trading companies Electricity business DX/GX consulting Asset management Utilization of branches, etc. Management support Equity finance Business succession / M&A Life design support Digital marketing 7

4. Expected Synergies from the Business Integration (4) 4 Strengthening business foundation Consolidate headquarters and group functions Optimize branch network Share administration and IT Integrate headquarter organizations Consolidate group functions Integrate core systems/subsystems Shared administrative procedures Maintain convenience Optimize branch network Promote digitalization organizational operation Improve business productivity and raise efficiency of organizational operation Allocate generated management resources to growth areas Build sound management foundation that can continue contribution to regional community The Banks will build a sound business foundation that will enable continued contribution to the regional community by providing stable functions and services. This will be achieved through the promotion of improved business efficiency with the consolidation and elimination of redundant branches, etc., streamlining and integration of headquarter organizations, and sharing of systems and administration, etc. 8

5. Business Integration Q&A (1) Q1 What is a share exchange? A1 Share exchange refers to organizational restructuring by exchanging all of the issued and outstanding shares of Company A with shares issued by Company B by which Company A becomes 100% subsidiary of Company B. In our case, Nagano Bank is Company A, and Hachijuni Bank is Company B. The “share exchange ratio” refers to the ratio applied to the exchange of shares. In our case, 2.54 shares of common stock of Hachijuni Bank are to be allocated to each share of common stock of Nagano Bank, as stated on page 2 of this document. Q2 What happens to the shares of Nagano Bank held by the shareholders of Nagano Bank? A2 For example, a shareholder holding 100 shares of common stock of Nagano Bank will receive 254 (100 x 2.54) shares of common stock of Hachijuni Bank. As a result of the business integration with the share exchange, Nagano Bank will become a wholly-owned subsidiary of Hachijuni Bank as of the effective date of the share exchange on June 1, 2023. Consequently, Nagano Bank will be delisted as of May 30, 2023. However, common stock of Hachijuni Bank will be allotted to the shareholders of Nagano Bank on June 1, 2023, according to the share exchange ratio. This will allow shareholders of Nagano Bank to continue trading the relevant shares on the Tokyo Stock Exchange, where Hachijuni Bank is listed. Shareholders of Nagano Bank are not required to take any action concerning the allocation of shares. The common stocks of Nagano Bank can be traded until May 29, 2023, the day before the delisting date (May 30, 2023). Q3 What happens to the FY2022 dividends of Nagano Bank? A3 We plan to pay a maximum of 25 yen per share dividend of surplus to shareholders of Nagano Bank as of March 31, 2023. Q4 What happens to the shareholder benefit program? A4 Nagano Bank’s shareholder benefit program with the vesting date of March 31, 2023, is to be offered on the same terms as the previous fiscal year. 9

5. Business Integration Q&A (2) Q5 What should I do if I receive shares constituting less than one unit as a result of the share exchange? A5 Shareholders of Nagano Bank who receive shares constituting less than one unit (100 shares) of Hachijuni Bank in the share exchange may not sell such shares constituting less than one unit on the Tokyo Stock Exchange or any other financial instruments exchange. Shareholders who will own such shares constituting less than one unit may request Hachijuni Bank to purchase the shares constituting less than one unit pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act. In addition, such shareholders may request Hachijuni Bank to sell the number of shares needed to constitute one unit together with the shares constituting less than one unit held by the shareholder pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Hachijuni Bank, unless Hachijuni Bank does not have the number of treasury stock referred to in the request of sale. Please contact the securities company where you hold an account for detailed procedures. Q6 What should I do if I receive fractional shares as a result of the share exchange? A6 We will pay the amount corresponding to the fractional shares. In case fractional shares are included in the number of shares of Hachijuni Bank to be allotted in the share exchange, Hachijuni Bank shall pay monies in the amount corresponding to such factional share to the relevant shareholders pursuant to the provisions of Article 234 of the Companies Act and other applicable laws and regulations. Q7 Will existing deposits and loans be affected? A7 Our customers’ deposits and loans will not be affected by the Business Integration. Transactions can be continued with Nagano Bank or Hachijuni Bank, where the account is held. In addition, the Banks will continue discussions and reviews to ensure that the planned merger will not inconvenience the customers. 10

5. Business Integration Q&A (3) Contact Information 1. Shareholders are requested to contact their respective securities companies for confirmation of the number of shares held and for various procedures, including change of address, inheritance, and designation of bank account for the transfer of dividends. 2. Shareholders are requested to contact the administrator of the shareholder registry below for inquiries regarding shares other than the above, receipt of unclaimed dividends, etc. Contact Information (Nagano Bank shares) For questions regarding the administration of Nagano Bank shares, please contact the following: The administrator of shareholder registry for Nagano Bank will be changed to the Mitsubishi UFJ Trust and Banking Corporation from March 25, 2023. Until March 24, 2023 Stock Transfer Agency Department, Mizuho Trust & Banking Co., Ltd. Tel: 0120-288-324 (toll-free within Japan only) (Hours: 9:00 am to 5:00 pm (JST), except Saturdays, Sundays and Japanese national holidays) From March 25, 2023 Securities Agency Division, Mitsubishi UFJ Trust and Banking Corporation Tel: 0120-232-711 (Tokyo) (toll-free within Japan only) Tel: 0120-094-777 (Osaka) (toll-free within Japan only) (Hours: 9:00 am to 5:00 pm (JST), except Saturdays, Sundays and Japanese national holidays) 11